EXHIBIT 10.4

Tennessee Commerce Bank

FORM OF SPLIT DOLLAR AGREEMENT

THIS  SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into as of this 19th day of May, 2009 by and between Tennessee Commerce Bank and Tennessee Commerce Bancorp, Inc. (collectively, the “Employer”),  and                 , an individual resident of Tennessee (hereinafter referred to as the “Executive”) ..

WHEREAS, to encourage the Executive to remain in the employ of the Employer, the Employer is willing to allocate a portion of the death proceeds of life insurance policy(ies) on the Executive’s life to the Executive’s beneficiary(ies). The Employer will pay life insurance premiums from its general assets.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Beneficiary” means any designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive,

1.2           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3           “Cash Compensation” means the annual salary and bonus paid to the Executive for the most recent full calendar year of employment, provided however, that for purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be equal to the greatest amount of such unfixed compensation paid in any of the last three full calendar years of employment.

1.4           “Cause” shall mean (a) fraud; (b) embezzlement; (c) conviction of or plea of nolo contendere by the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Employer; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer; but in each case only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

1.5           “Company” means Tennessee Commerce Bank and/or Tennessee Commerce Bancorp, Inc. and their successors.

1.6           “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

1.7           “Good Reason” means (i) without the Executive’s express written consent, a material diminution in authority, duties or responsibilities; (ii) any reduction by the Employer in the Executive’s Base Salary; (iii) any failure of the Employer to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13 hereof; (iv) the Employer materially breaches this Agreement; or (v) the Employer requiring the Executive to be permanently assigned to a location other than the current or future headquarters of the Employer, except for required travel on the Employer business to an extent substantially consistent with the Executive’s present business travel obligations and as described under Section 3, or, in the event the Executive consents to any relocation, the failure by the Employer to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence. Good Reason shall be deemed to occur only when Executive provides notice to the Employer of his judgment that a Good Reason event has occurred within 90 days of such occurrence, and the Employer will have at least 30 days during which it may remedy the condition.

1.8           “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Split Dollar Agreement.

1.9           “Net Amount At Risk” as used in this agreement refers to the difference in the Death Benefit payable by the insurance carrier and the Cash Value of the policy(ies) owned by the Employer on the Executive’s life.

1.10         “Plan Administrator” means the Board of Directors of the Company or anyone designated by the Board of Directors of the Company as described in Article 6.

1.11         “Policy” means the specific life insurance policy or policies issued by the Insurer(s).

1.12         “Retirement” means termination of employment following attainment of age sixty-five (65) other than for Cause.

1.13         “Separation from Service” means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than twenty-five percent (25%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than twenty-four (24) months).

1.14         “Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on the Executive’s life.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1           Employer Ownership.  The Employer is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Employer shall be the beneficiary of any death proceeds remaining after the Executive’s interest has been paid under Section 2.2 of this Split Dollar Agreement.

2.2           Executive’s Interest.  In the case of the Executive’s death, the Executive shall have the right to designate the beneficiary(ies) of death proceeds distributed as follows:

(a)                                  If Executive dies prior to his Separation from Service and this Agreement is still in effect, a death benefit will be payable to his designated beneficiary equal to the lesser of, (i) one hundred percent (100%) of the portion of the insurance proceeds on the life of the Executive designated as Net Amount at Risk (NAR); or (ii) a sum equal to two times the Executive’s aggregate Cash Compensation, as reduced by any payments due to or paid to the Executive or the Executive’s Beneficiary under any Salary Continuation Plan and/or Consulting and Non-Competition Agreement.

(b)                                 If Executive dies following Separation from Service and this Agreement is still in effect, a death benefit will be paid to the Executive’s designated beneficiary equal to the lesser of (i) one hundred percent (100%) of the portion of the insurance proceeds on the life of the Executive designated as Net Amount at Risk; or (ii) a sum equal to two times the Executive’s aggregate Cash Compensation, as reduced by any payments due to or paid to the Executive or the Executive’s Beneficiary under any Salary Continuation Plan and/or Consulting and Non-Competition Agreement.

Except as provided in Sections 7.11, 7.12 and 7.13, payments shall generally be made within 75 days of the triggering event.  The Employer shall be entitled to the remainder of such Policy proceeds.

Subject to the terms of this Split Dollar Agreement, including but not limited to the Employer’s right to terminate this Split Dollar Agreement under Section 7.1, the Employer hereby endorses the Executive’s interest to the Executive and agrees to execute any other or further documents that may be required to effectuate this Split Dollar Agreement.

2.3           Premium Payment.  The Employer shall pay any premiums due on the Policy.  It is anticipated that the Policy will be a single premium modified endowment contract.

2.4           Imputed Income.  The Employer shall impute income to the Executive to the extent required by applicable law.

2.5           Internal Revenue Code Section 1035 Exchanges.  The Executive recognizes and agrees that the Employer may, after this Executive Split Dollar Agreement is adopted, wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life.  Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

ARTICLE 3

BENEFICIARIES

3.1           Beneficiary Designations.  The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

3.2           Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

3.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

3.4           No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

3.5           Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 4

GENERAL LIMITATIONS

4.1           Termination of Service.  Notwithstanding any provision of this Agreement to the contrary, the Executive’s interest in the Policy shall terminate upon a voluntary Separation from Service, other than Retirement or for Good Reason. In the event the Executive’s employment with the Employer is terminated for Cause, the Employer’s obligations under this Agreement shall terminate as of the effective date of the termination of service.

4.2           Removal.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

4.3           Insurer. The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1           Claims Procedure.  If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.1.1        Initiation: Written Claim.  The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

5.1.2        Timing of Administrator Response.  The Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.1.3        Notice of Decision.  If the Administrator denies part or all of the claim, then the Administrator shall notify the claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           the specific reasons for the denial,

(b)           a reference to the specific provisions of this Agreement on which the denial is based,

(c)           a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)           an explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)           a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2           Review Procedure.  If the Administrator denies part or all of the claim, then the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.2.1        Initiation of Written Request.  To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

5.2.2        Additional Submissions for Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim.  The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

5.2.3        Considerations on Review.  In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.2.4        Timing of Administrator Response.  The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, then the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.2.5        Notice of Decision.  The Administrator shall notify the claimant in writing of its decision on review.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           the specific reasons for the denial,

(b)           a reference to the specific provisions of this Agreement on which the denial is based,

(c)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(d)           a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a).

ARTICLE 6

ADMINISTRATION

6.1           Administration.  This Split Dollar Agreement shall be administered by an Administrator, which shall consist of the Employer’s board of directors or such committee as the board shall appoint.  The Administrator shall also have the discretion and authority to:

(a)                                  make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Split Dollar Agreement and

(b)                                 decide or resolve any and all questions, including interpretations of this Split Dollar Agreement, as may arise in connection with the Split Dollar Agreement.

6.2           Named Agents  In the administration of this Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

6.3           Binding Effect of Decisions.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Split Dollar Agreement.

6.4           Indemnity of Administrator.  The Employer shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members.

6.5           Information.  To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the Retirement, death, or Separation from Service of the Executive and such other pertinent information as the Administrator may reasonably require.

ARTICLE 7

MISCELLANEOUS

7.1                                 Amendment and Termination.  This Split Dollar Agreement shall terminate automatically and no payments shall be made hereunder if Executive voluntarily terminates service with the Employer, other than for Retirement or Good Reason, or is terminated for Cause prior to the Executive’s death.  This Split Dollar Agreement shall also terminate and no further payments shall be made hereunder upon the occurrence of any one of the following:

(a)                                  Bankruptcy, receivership, or dissolution of the Employer, or

(b)                                 distribution of the death benefit proceeds in accordance with Section 2.2 above, or

(c)                                  if the Executive commits suicide within two years after the  issuance of the Policy on the Executive’s life.

7.2                                 Binding Effect.  This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, administrators, and transferees.

7.3                                 Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4                                 Tax Withholding.  The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.5                                 Applicable Law.  Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such state.

7.6                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof.  No rights are granted to the Executive’s beneficiary(ies) under this Agreement other than those specifically set forth herein.

7.7                                 Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and to the full extent consistent with law the remainder of such provision shall, together with all other provisions of this Agreement, continue in full force and effect.

7.8                                 Headings.  The captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.9                                 Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)                                  If to the Employer, to:

The Board of Directors

Tennessee Commerce Bank

(b)                                 If to the Executive, to:

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.10                           Successors.  By an assumption agreement in form and substance satisfactory to the Executive, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Executive Split Dollar Agreement in the same manner and to the same extent that the Employer would be required to perform this Executive Split Dollar Agreement if no succession had occurred.

7.11                           Compliance with Code Section 409A.  The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code (the “Code”). Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Company is publicly traded at the time of the Executive’s termination of employment in order for this Agreement to comply with Section 409A of the Code:  (i) to the extent the Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Executive’s separation from service with the Company, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five business days after the end of the six-month delay.  Notwithstanding anything herein to the contrary in this Agreement, to the extent that any benefit under this Agreement that is nonqualified deferred compensation (within the meaning of Section 409A of the Code) is payable upon Executive’s termination of employment, such payment(s) shall be made only upon Executive’s “Separation from Service” pursuant to the default definition in Treasury Regulation section 1.409A-1(h).

7.12                           EESA Limitations.  Notwithstanding anything herein to the contrary, the terms of this Agreement shall be construed subject to the limitations of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”).  It is expressly understood that this Agreement will be enforced in a manner which is consistent with Section 111 of EESA, as amended, and rules and regulations currently issued and to be issued thereunder.  Until such time that the United States Treasury ceases to own any debt or equity or equity securities of the Company acquired pursuant to the Capital Purchase Program, the Company and Executive agree that all payments under this Agreement shall be limited to the extent necessary to comply with Section 111 of EESA, as amended.  In the event of Executive’s termination of employment, payments to the Executive shall not be made to the extent that the payment would otherwise constitute a “golden parachute” as defined under Section 111(a) of the EESA and any regulations issued thereunder.

7.13                           280G Limitations.  Notwithstanding anything herein to the contrary, to the extent that payments under this Agreement would be “parachute payments,” such payments shall be reduced to the extent that payments hereunder, when aggregated with all other “parachute payments,” would not create an “excess parachute payment” as such terms are defined in Section 280G of the Code, as subsequently amended.

7.14                           Covenants against competition, solicitation, or disclosure of confidential information.

(a)                                  Competition. The Executive shall not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, allow the Executive’s name to be used by, or establish, engage in, or become interested in any business, trade, or occupation similar to the business being conducted by the Company or the Bank, in any county in any of the States of the United States in which the Company’s or the Bank’s business is currently being conducted or is being conducted when the Executive’s separation from service occurs, as long as the Company or the Bank, or any person, firm, or corporation deriving title to the goodwill of, or shares from it, carries on a like business therein. The Company and the Executive acknowledge that during the term of the Executive’s employment the Executive has acquired and will acquire special knowledge and skill that can be used to compete with the Company or the Bank. Furthermore, although not a term or condition of this Agreement, the Company and the Executive acknowledge that the Executive’s services are being and will be used by the Company and the Bank in executive, managerial, and supervisory capacities throughout the areas in which Company and the Bank conduct business.

(b)                                 Solicitation. The Executive shall not (x) directly or indirectly solicit or attempt to solicit any customer of the Company or the Bank to accept or purchase financial products or services of the same nature, kind or variety currently being provided to the customer by the Company or the Bank or being provided to the customer by the Company or the Bank when the Executive’s separation from service occurs, (y) directly or indirectly influence or attempt to influence any customer, joint venturer, or other business partner of the Company or the Bank to alter that person or entity’s business relationship with the Company or the Bank in any way, and (z) accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than the Company or the Bank. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Company or the Bank to terminate an employment or contractual relationship with the Company or the Bank, and shall not hire any person employed by Company or the Bank during the two-year period immediately before the Executive’s employment termination or any person employed by the Company or the Bank during the term of this covenant.

For purposes of this Agreement the term “customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of the Company or the Bank with, for, or to whom the Company or the Bank has provided financial products or services during the final two years of the Executive’s employment with the Company or the Bank, or any individual, joint venturer, entity of any sort, or business partner whom the Company or the Bank has identified as a prospective customer of financial products or services within the final two years of the Executive’s employment with the Company or the Bank. For purposes of this Agreement the term financial products or services shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of

1956 and that is offered by the Company, the Bank, or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with the Company or the Bank. For purposes of this Agreement, the term affiliate means the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

(c)                                  Disclosure of confidential information. The Executive shall not reveal to any person, firm, or corporation any confidential information of any nature concerning the Company or the Bank or the business of the Company, the Bank, or affiliates. For purposes of this Agreement the term confidential information shall mean any and all information of the Company, the Bank, or affiliates that the Executive acquires or to which the Executive has access that has not been disclosed publicly by the Company or the Bank and that is not a matter of common knowledge in the fields of work of the Company or the Bank. Confidential information shall include but shall not be limited to trade secrets, technical data, mailing lists, the names of suppliers and customers, and the arrangements made from time to time with suppliers and customers. Despite the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Company or the Bank or (y) otherwise than by or at the Executive’s direction. This covenant does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

(d)                                 Duration; no impact on existing obligations under law or contract. The covenants in this section 3 shall apply throughout the 120-month period beginning on the date of Executive’s termination of employment. The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of the Company or the Bank to refrain from competing against, soliciting customers, officers, or employees of, or disclosing confidential information of the Company or the Bank while the Executive is serving as an officer or employee of the Company or the Bank or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

(e)                                  Remedies. The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained herein shall be deemed to be a series of separate covenants, one for each county of each state in which the Company or the Bank does business. If in any judicial proceeding a court refuses to enforce any or all of the separate covenants, the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced. Furthermore, if in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or extent, the covenant shall be construed to have only the maximum duration or extent permitted by law.

(f)                                    Forfeiture of payments under this Agreement. If the Executive breaches any of the covenants in this Section, the Executive’s right to any of the payments hereunder after the date of the breach shall be forever forfeited and the right of the Executive’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Company. The Executive further acknowledges and agrees that any breach of any of the covenants in this Section shall be deemed a material breach by the Executive of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Employer officer have executed this Agreement as of the day and year first written above.

EXECUTIVE	EMPLOYER
Tennessee Commerce Bank

By:
Title:

Tennessee Commerce Bancorp, Inc.

By:
Title:

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT TO INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.5 of the Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Executive Split Dollar Agreement.

Witness	Executive

SCHEDULE “A”

To be completed for each Executive

TENNESSEE COMMERCE BANK

DEATH BENEFIT PLAN

DESIGNATION OF BENEFICIARY

Executive:

Social Security Number:

Definitions:

Primary Beneficiary means the person(s) who will receive the Benefits in the event of the Executive’s death.  Proceeds will be divided in equal shares if multiple primary beneficiaries are named, unless otherwise indicated.  If percentages are listed, the total must equal 100%.

Contingent Beneficiary means the person(s) who will receive the Benefits if the primary beneficiary is not living at the time of the Executive’s death.

Trust as Beneficiary Designation can be done by using the following written statement: “To [name of trustee], trustee of the [name of trust], under a trust agreement dated [date of trust].”

Primary Beneficiary	DOB	Social Security #	Address	% of Proceeds

Contingent Beneficiary	DOB	Social Security #	Address	% of Proceeds

The undersigned Executive acknowledges that Tennessee Commerce Bank (“Employer”) is providing this Death Benefit subject to the terms and conditions of the Agreement entered into with Executive; only to the extent that the Death Benefit is actually paid by the Insurer, and that Employer is also entitled to separate benefits in the Policy.

, 2008
Executive’s Signature	Date

Acknowledged Receipt by the Employer:

, 2008
Officer